Exhibit 16.1

January 11, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street N.E.

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Gala Pharmaceutical Inc.

Commission File No. 333-172744

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 11, 2019 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Haynie & Company

Haynie & Company